Exhibit 99.1

Accel Entertainment, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

Nine Months Ended September 30, 2019 and 2018

	Nine months Ended September 30,
	2019	2018
Revenues:
Net video gaming	$293,239,939	$233,644,259
Amusement	4,087,728	2,998,164
ATM fees and other revenue	5,658,240	4,435,644

Total net revenues	302,985,907	241,078,067

Operating expenses:
Video gaming expenses	193,410,165	152,792,495
General and administrative	51,160,437	42,068,510
Depreciation and amortization of property and equipment	18,664,848	15,192,723
Amortization of route and customer acquisition costs and location contracts acquired	13,211,498	10,544,357
Other expenses	7,546,366	1,941,241

Total operating expenses	283,993,314	222,539,326

Operating income	18,992,593	18,538,741

Interest expense	9,517,593	6,432,030

Income before income tax expense	9,475,000	12,106,711

Income tax expense	2,750,496	3,153,710

Net income	$6,724,504	$8,953,001

Net income per share attributable to Class A and B Common Stock and Class C and D Preferred Stock:
Basic	$1.98	$2.66
Diluted	1.86	2.47

Weighted average number of shares outstanding:
Basic	3,403,412	3,362,198
Diluted	3,607,794	3,619,703

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2019 and December 31, 2018

	September 30, 2019 (Unaudited)	December 31, 2018
Assets
Current assets:
Cash	$111,221,637	$92,229,393
Prepaid expenses	3,339,581	2,538,119
Income taxes receivable	6,618,850	2,102,322
Investment in convertible note	5,000,000	—
Other current assets	6,981,930	5,140,878

Total current assets	133,161,998	102,010,712

Property and equipment, net	114,494,974	92,442,348

Other assets:
Route and customer acquisition costs, net	14,220,913	13,993,806
Location contracts acquired, net	172,410,483	126,038,312
Goodwill	34,701,570	—
Other assets	754,830	689,037

	222,087,796	140,721,155

Total assets	$469,744,768	$335,174,215

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$56,000,000	$50,000,000
Current maturities of term loan	14,062,500	12,500,000
Current maturities of capital leases	—	531,228
Current portion of route and customer acquisition costs payable	1,694,700	1,821,201
Accounts payable	9,829,134	4,492,105
Accrued location gaming expense	3,898,816	1,131,798
Accrued state gaming expense	5,940,405	4,929,053
Other accrued expenses	10,968,723	7,921,316
Current portion of consideration payable	7,503,881	2,555,883

Total current liabilities	109,898,159	85,882,584

Long-term liabilities:
Term loan, less current maturities, net	90,794,005	101,895,286
Contract draw loan	170,000,000	67,000,000
Route and customer acquisition costs payable, less current portion	4,723,923	5,363,593
Consideration payable, less current portion	12,369,923	9,020,178
Deferred income tax liability	11,645,578	8,895,082

Total long-term liabilities	289,533,429	192,174,139

Stockholders’ equity:
Class D Preferred Stock; no par value; 1,500,000 shares authorized; 944,925 shares issued and outstanding at September 30, 2019 and December 31, 2018 (aggregate liquidation preference of $32,458,174)	39,590,222	39,590,222
Class C Preferred Stock; no par value; 2,400,000 shares authorized; 1,515,029 shares issued and outstanding at September 30, 2019; 1,342,904 shares issued and 1,340,204 shares outstanding at December 31, 2018	21,031,618	18,146,433
Class B Common Stock; no par value; 1,200,000 shares authorized; 662,228 shares issued and 639,228 shares outstanding at September 30, 2019; 662,228 shares issued and 639,228 shares outstanding at December 31, 2018	1,007,216	1,007,216
Class A Common Stock; no par value; 1,700,000 shares authorized; 452,868 shares issued and 418,803 shares outstanding at September 30, 2019; 452,868 shares issued and 402,245 outstanding at December 31, 2018	15,481,469	15,481,469
Additional paid-in capital	9,200,838	5,926,219
Treasury stock, at cost	(5,520,639)	(5,832,019)
Accumulated deficit	(10,477,544)	(17,202,048)

	70,313,180	57,117,492

Total liabilities and equity	$469,744,768	$335,174,215

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Unaudited)

Nine Months Ended September 30, 2019 and 2018

	Class D Preferred Stock		Class C Preferred Stock		Class B Common Stock		Class A Common Stock		Additional Paid-In	Treasury	Note Receivable,	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Stockholder	Deficit	Equity
Balance, December 31, 2017	944,925	$39,590,222	1,342,904	$18,146,433	662,228	$1,007,216	451,013	$15,437,146	$1,626,159	$—	$(3,267,600)	$(28,004,712)	$44,534,864
Repurchase of common and preferred stock	—	—	—	—	—	—	—	—	—	(2,204,933)	—	—	(2,204,933)
Exercise of common stock options	—	—	—	—	—	—	—	—	—	480,413	—	—	480,413
Receipt of stock previously issued pursuant to acquisition into treasury	—	—	—	—	—	—	—	—	—	(399,279)	—	—	(399,279)
Reclassification of contingent stock consideration	—	—	—	—	—	—	—	—	4,673,774	—	—	—	4,673,774
Settlement of note receivable issued	—	—	—	—	—	—	—	—	—	(3,267,600)	3,267,600	—	—
Employee stock option compensation	—	—	—	—	—	—	—	—	413,858	—	—	—	413,858
Net income	—	—	—	—	—	—	—	—	—	—	—	8,953,001	8,953,001

Balance, September 30, 2018	944,925	$39,590,222	1,342,904	$18,146,433	662,228	$1,007,216	451,013	$15,437,146	$6,713,791	$(5,391,399	$—	$(19,051,711)	$56,451,698

	Class D Preferred Stock		Class C Preferred Stock		Class B Common Stock		Class A Common Stock		Additional Paid-In	Treasury	Note Receivable,	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Stockholder	Deficit	Equity
Balance, December 31, 2018	944,925	$39,590,222	1,342,904	$18,146,433	662,228	$1,007,216	452,868	$15,481,469	$5,926,219	$(5,832,019)	$—	$(17,202,048)	$57,117,492
Exercise of common stock options	—	—	—	—	—	—	—	—	—	84,680	—	—	84,680
Exercise of warrants	—	—	172,125	2,885,185	—	—	—	—	—	226,700	—	—	3,111,885
Employee stock option compensation	—	—	—	—	—	—	—	—	383,265	—	—	—	383,265
Contributed capital, professional service fees paid by shareholder	—	—	—	—	—	—	—	—	2,891,354	—	—	—	2,891,354
Net income	—	—	—	—	—	—	—	—	—	—	—	6,724,504	6,724,504

Balance, September 30, 2019	944,925	$39,590,222	1,515,029	$21,031,618	662,228	$1,007,216	452,868	$15,481,469	$9,200,838	$(5,520,639)	$—	$(10,477,544)	$70,313,180

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

Nine Months Ended September 30, 2019 and 2018

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Cash flows from operating activities:
Net income	$6,724,504	$8,953,001
Non-cash items included in net income:
Depreciation and amortization of property and equipment	18,664,848	15,192,723
Amortization of route and customer acquisition costs and location contracts acquired	13,211,498	10,544,357
Amortization of debt issuance costs	436,219	316,461
Contributed capital, professional service fees paid by shareholder	2,891,354	—
Stock option compensation	383,265	413,858
Loss (gain) on disposal of property and equipment	110,600	(140,269)
Loss on write-off of route and customer acquisition costs and route and customer acquisition costs payable	186,588	331,712
Remeasurement of contingent consideration	(85,718)	(148,459)
Accretion of interest on route and customer acquisition costs payable, contingent consideration, and contingent stock consideration	1,278,890	1,092,883
Deferred Income Taxes	2,750,496	1,619,692
Changes in operating assets and liabilities, net of acquisition of businesses:
Prepaid expenses and other current assets	(2,642,514)	(241,508)
Income taxes receivable	(4,516,528)	49,654
Route and customer acquisition costs	(2,444,200)	(1,626,068)
Route and customer acquisition costs payable	(1,031,416)	(267,998)
Accounts payable	3,520,259	(57,925)
Accrued expenses	6,279,317	(392,607)
Other assets	(65,793)	53,191

Net cash provided by operating activities	45,651,669	35,692,698

Cash flows from investing activities:
Purchases of property and equipment	(19,877,924)	(19,773,890)
Proceeds from the sale of property and equipment	24,080	1,085,964
Payments for location contracts acquired	(508,744)	(761,396)
Purchase of investment in convertible note	(5,000,000)	—
Business and asset acquisitions, net of cash acquired	(100,896,327)	(8,751,643)

Net cash used in investing activities	(126,258,915)	(28,200,965)

Cash flows from financing activities:
Payments on capital lease obligation	(531,228)	(3,033,726)
Net proceeds from line of credit	6,000,000	10,000,000
Proceeds from exercise of common stock options and preferred stock warrants	3,196,565	480,413
Payments for repurchase of common and preferred shares	—	(2,204,933)
Payments on consideration payable	(2,090,847)	(689,085)
Payments for debt issuance costs	(600,000)	(533,333)
Proceeds from term loan	—	46,250,000
Payments on term loan	(9,375,000)	(5,375,000)
Proceeds from contract draw line	112,250,000	19,000,000
Payments on contract draw line	(9,250,000)	(59,000,000)

Net cash provided by financing activities	99,599,490	4,894,336

Net increase in cash	18,992,244	12,386,069

Cash
Beginning of period	92,229,393	75,311,109

End of period	$111,221,637	$87,697,178

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited) (continued)

Nine Months Ended September 30, 2019 and 2018

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Supplemental disclosures of cash flow information:
Cash payments for:
Interest, net of amount of capitalized	$8,146,002	$6,602,079

Income taxes paid	$1,759,000	$1,590,000

Supplemental schedules of noncash investing and financing activities:
Purchases of property and equipment in accounts payable and accrued liabilities	$4,916,639	$1,655,093

Reclassification of contingent stock consideration from liabilities to equity	$—	$4,274,495

Acquisition of businesses and assets:
Total identifiable net assets acquired	$119,137,663	$14,819,702
Less cash acquired	(8,860,673)	(1,125,975)
Less consideration payable	(9,380,663)	(4,942,084)

Cash purchase price	$100,896,327	$8,751,643

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

References in these footnotes to “Accel,” the “Company,” “we,” “our” or “us” refer to Accel Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Note 1. Description of Business

Accel Entertainment, Inc. is a C corporation. The Company’s wholly owned subsidiary, Accel Entertainment Gaming LLC, is a terminal operator licensed by the State of Illinois Gaming Board. Accel received its license to operate in the State of Illinois on March 15, 2012. The terminal operator license allows the Company to install and operate video gaming terminals in licensed video gaming locations throughout the State of Illinois as approved by individual municipalities. The Company also operates redemption terminals which also function as automated teller machines (“ATMs”) at its licensed video gaming locations and amusement equipment at certain locations. The Company is subject to various federal, state and local laws and regulations in addition to gaming regulations. The terminal operator license, which is not transferable or assignable, requires compliance with applicable regulations and the license is renewable annually unless sooner cancelled or terminated. In May 2019, the Company received a conditional gaming license to operate in the Commonwealth of Pennsylvania. As of September 30, 2019, the Company has no terminals operating in the Commonwealth of Pennsylvania.

The Company operates 10,346 and 7,649 video gaming terminals across 2,290 and 1,686 locations in the State of Illinois as of September 30, 2019 and December 31, 2018, respectively.

The Company has a single reportable segment as a result of the operations and management of the organization during the periods presented.

Note 2. Summary of Significant Accounting Policies

Basis of presentation and preparation: The consolidated financial statements include the accounts of the Company and of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. These interim consolidated statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), which permit reduced disclosure for interim periods. The consolidated balance sheet as of December 31, 2018 was derived from audited financial statements for the year then ended, but does not include all necessary disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) with respect to annual financial statements. In the opinion of management, the unaudited consolidated financial statements include all recurring adjustments and normal accruals necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the dates and periods presented. These financial statements and accompanying notes should be read in conjunction with the Company’s audited annual consolidated financial statements for the year ended December 31, 2018 and notes thereto.

Concentration of credit risk: The Company’s operations are centralized primarily in the State of Illinois. Should there be favorable or unfavorable changes to the Illinois Gaming Act there may be an impact on the Company’s results of operations. Certain municipalities have high concentrations which could impact the Company if these municipalities changes their laws.

Fair value of financial instruments: The Company’s financial instruments consist principally of cash, investment in convertible note, accounts payable, short-term note payable, and bank indebtedness.

The Fair Value Measurements and Disclosures Topic of the Accounting Standards Codification (“ASC”) defines fair value, establishes a framework for measuring fair value and expands disclosure requirements around fair value measurements. This topic applies to all financial instruments that are being measured and reported on a fair value basis.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the various methods including market, income and cost approaches are used. Based on these approaches, certain assumptions are utilized that the market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. Valuation techniques are utilized that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, it is required to provide information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2: Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

Level 3: Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The carrying amount of cash, accounts payable and short-term borrowings approximates fair value because of the short-term maturity of these instruments. The Company has classified the convertible note investment as available-for-sale and records the investment at fair value as of each balance sheet date. Any changes in fair value of the convertible note investment are recorded in accumulated other comprehensive income or loss classified in Stockholders’ Equity on the Consolidated Balance Sheet. The carrying amount of the investment in convertible note approximates the fair value, in all material respects, as of September 30, 2019 due to the relatively limited passage of time from the original purchase date, the short term maturity of the note and the illiquid nature of an investment in a private entity. We estimate the fair value of our debt using level two and level three inputs by discounting the future cash flows using current interest rates at which we could obtain similar borrowings in consideration of the estimated enterprise value of the Company.

Contingent consideration, which is recorded within consideration payable on the accompanying consolidated balance sheets, is measured at fair value on a recurring basis based on Level 3 inputs. The fair value recorded at September 30, 2019 and December 31, 2018 was determined using a discounted cash flow analysis. Refer to consideration payable below for disclosure of unobservable Level 3 inputs used. A hypothetical 1% increase in the applicable discount rate would decrease other expenses approximately $282,000 while a hypothetical 1% decrease in the applicable discount rate would increase other expenses approximately $282,000.

Cash: Cash includes bank deposit accounts and uncollected cash in the Company’s video gaming terminals, ATMs, and redemption terminals.

The Company’s policy is to limit the amount of credit exposure to any one financial institution. The Company maintains its cash in accounts which may at times exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts.

Property and equipment: Property and equipment are stated at cost or fair value at the date of acquisition. Maintenance and repairs are charged to expense as incurred. Major additions, replacements and improvements are capitalized. Spare parts are capitalized when acquired and are expensed when used to repair equipment. Depreciation has been computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are amortized over the shorter of the useful life or the lease.

Development costs directly associated with the acquisition, development and construction of a project are capitalized as a cost of the project during the periods in which activities necessary to prepare the property for its intended use are in progress. Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using the weighted-average cost of borrowing. Capitalization of interest ceases when the project (or discernible portions of the project) is substantially complete. If substantially all of the construction activities of a project are suspended, capitalization of interest will cease until such activities are resumed. Capitalized interest was $2,814 and $78,692 during the nine months ended September 30, 2019, and 2018, respectively.

Estimated useful lives are as follows:

Years
Video game terminals and equipment	5 - 8
Buildings and improvements	7 - 39
Amusement and other equipment	3 - 7
Office equipment and furniture	7
Computer equipment and software	3 - 5
Leasehold improvements	3 - 9
Vehicles	2 - 5

Route and customer acquisition costs: The Company’s route and customer acquisition costs consist of fees paid at the inception of contracts entered into with third parties and licensed video gaming establishments throughout the State of Illinois which allow the Company to install and operate video gaming terminals. The route and customer acquisition costs and route and customer acquisition costs payable are recorded at the net present value of the future payments using a discount rate equal to the Company’s incremental borrowing rate associated with its long-term debt. Route and customer acquisition costs are amortized on a straight-line basis beginning on the date the location goes live and amortized over the estimated life of the contract. The Company records the accretion of interest on route and customer acquisitions costs payable in the consolidated statements of income as a component of interest expense. For locations that close prior to the end of the contractual term, the Company writes-off the net book value of the route and customer acquisition cost and route and customer acquisition cost payable and records a gain or loss in the consolidated statements of income as other expenses. The Company’s route and customer acquisition cost also consist of prepaid commission costs to our internal sales force of employees. The commissions paid to internal sales employees are subsequently expensed once the respective licensed video gaming location goes live and the commission is earned by the employee.

Business acquisitions: We account for acquisitions using the acquisition method and record the cost of the businesses acquired among tangible and recognized intangible assets and liabilities based upon their estimated fair values as of the acquisition date. Recognized intangibles primarily include the value of location contracts and goodwill. We estimate the fair value of the business acquired using a combination of the cost and income approaches, depending on the specific assets or liabilities acquired. Our valuation approaches for consideration payable and location contracts are discussed below. We estimate the value of property and equipment and other current assets and liabilities acquired based on their cost, which approximates fair value at acquisition.

Goodwill: Goodwill represents the difference between the purchase price and the fair value of the identifiable tangible and intangible net assets acquired when accounted for using the purchase method of accounting. Goodwill is not amortized, but reviewed for impairment. Goodwill is reviewed annually, as of October 1, and whenever events or changes in circumstances indicate that the carrying value of the goodwill may not be recoverable. We compare the fair value of the reporting unit to its carrying value. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of our reporting unit, we would record an impairment loss equal to the difference.

Location contracts acquired: Location contracts acquired are accounted for as intangible assets and consist of expected cash flows to be generated from location contracts acquired through business combinations. Location contracts acquired are amortized on a straight-line basis over the expected useful life of 10 years.

Consideration payable: Consideration payable consists of amounts payable related to certain assets acquisitions, business acquisitions as well as contingent consideration for future location performance related to certain business acquisitions. Consideration payable, exclusive of contingent consideration, is discounted using the Company’s incremental borrowing rate associated with its long-term debt. The contingent consideration is measured at fair value on a recurring basis. We use a discounted cash flow analysis to determine the value of contingent consideration upon acquisition and update this estimate on a recurring basis. The significant assumptions in our cash flow analysis include the probability adjusted projected revenues after state taxes, operating expenses, a discount rate as applicable to each acquisition, and the estimated number of locations that “go live” with the Company during the contingent consideration period. The changes in the fair value of contingent consideration are recognized within the Company’s consolidated statements of income as other expenses.

Impairment of long-lived assets: Long-lived assets, which includes property and equipment, net and other assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. Impairment of the assets is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount of which the carrying amount of the asset exceeds the fair value of the asset. There was no recorded impairment of long-lived assets in 2019 or 2018.

Revenue recognition: Video gaming terminal revenue is the net cash from gaming activities, which is the difference between gaming wins and losses. Video gaming terminal revenue includes the amounts earned by the licensed video gaming locations and is recognized at the time of gaming play. Additionally, taxes and administrative expenses due to the State of Illinois are recorded as video gaming terminal revenue and video gaming expenses. Amusement revenue represents amounts collected from machines operated at various locations and is recognized at the time the amusement machine is used. ATM fees and other revenue represents fees charged for the withdrawal of funds from the Company’s redemption terminals and stand-alone ATM and is recognized at the time of the transaction.

Stock-based compensation: The Company grants common stock options to certain employees and officers. Stock option compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period.

Income taxes: The Company is organized as a C corporation and is taxable at the federal and state level. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the book basis of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax asset, will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates as of the date of enactment.

The Company follows ASC Topic 740, Income Taxes, for accounting for uncertainty in income taxes. The consolidated financial statements reflect expected future tax consequences of uncertain tax positions presuming the taxing authorities’ full knowledge of the position and all relevant facts. The Company files tax returns in all appropriate jurisdictions, which includes a federal tax return and an Illinois return. Open tax years for the federal and state returns are 2016 to 2018, which statutes expire in 2020 to 2022, respectively. When and if applicable, potential interest and penalty costs are accrued as incurred with expenses recognized in general and administrative expenses in the consolidated statements of income. As of September 30, 2019 and December 31, 2018, the Company has not recorded a liability for unrecognized tax benefits.

Earnings per share: The Company determines earnings per share in accordance with the authoritative guidance in ASC Topic 260, Earnings Per Share. The Company computes basic earnings per share by dividing net income by the weighted average number of common shares outstanding for the applicable period. Diluted earnings per share are computed in the same manner as basic earnings per share, except that the number of shares is increased to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive. Under the treasury stock method, the amount the employee must pay for exercising stock options and the amount of compensation cost for future service that the Company has not yet recognized are assumed to be used to repurchase shares.

Use of estimates in the preparation of consolidated financial statements: The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates used by us include, among other things, the useful lives for depreciable and amortizable assets, income tax provisions, the evaluation of the future realization of deferred tax assets, projected cash flows in assessing the initial valuation of intangible assets in conjunction with business acquisitions, the initial selection of useful lives for depreciable and amortizable assets in conjunction with business acquisitions, contingencies, and the expected term of share-based compensation awards, stock price volatility and estimated stock prices when computing share-based compensation expense. Actual results may differ from those estimates.

Recent accounting pronouncements: The FASB has issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). The amendments in this update supersede the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance. The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year, making it effective for annual reporting periods beginning after December 15, 2018. The provisions are effective for the Company on January 1, 2019 at which time the Company will adopt Topic 606 using the modified retrospective approach. The provisions will not be presented in the interim periods for the year ended December 31, 2019, as permitted for companies with Emerging Growth Company status, but will be presented for the year ended December 31, 2019 and for the interim periods beginning the year thereafter.

While the Company is continuing to assess all potential impacts of the standard, the Company’s focus areas include the gross or net presentation of video gaming revenues, evaluating the amortization period associated with costs of obtaining contracts, capitalization of internal commissions, and expanded revenue recognition disclosures.

The Company’s project plan for the implementation of the new standard includes a review of all revenue streams to identify potential differences in the performance obligations, timing, measurement or presentation that would result from applying the new standard. The Company is in the process of implementing appropriate changes to its business processes, systems and controls to support revenue recognition and disclosures under Topic 606.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), that requires that lessees present right-of-use assets and lease liabilities on the balance sheet. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU No. 2016-02 becomes effective for the Company on January 1, 2021, unless the Company disqualifies as an emerging growth company, in which case earlier adoption may be required. The Company’s implementation efforts are focused on accounting policy and disclosure updates and system enhancements required to meet the new standard. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures and has not determined the expected impact.

Note 3. Route and Customer Acquisition Costs

The Company enters into contracts with third parties and licensed video gaming locations throughout the State of Illinois which allow the Company to install and operate video gaming terminals. When video gaming operations commence, payments are due monthly. Gross payments due based on the number of live locations as of September 30, 2019 and December 31, 2018, respectively, are approximately $7,341,000 and $8,230,000. Payments are due over varying terms of the individual agreements and are discounted at the Company’s incremental borrowing rate associated with its long-term debt at the time the contract is acquired. The net present value of payments due are $6,419,000 and $7,185,000 as of September 30, 2019 and December 31, 2018, respectively, of which approximately $1,695,000 and $1,821,000 is included in current liabilities in the accompanying consolidated balance sheets as of September 30, 2019 and December 31, 2018, respectively. The route and customer acquisition cost asset is comprised of payments made on the contracts of $19,669,351 and $18,793,039 as of September 30, 2019 and December 31, 2018, respectively. The Company has upfront payments of commissions paid to the third parties for the acquisition of the customer contracts that are subject to a claw back provision if the customer cancels the contract prior to completion. The payments subject to a claw back are $2,310,095 and $2,587,857 as of September 30, 2019 and December 31, 2018, respectively.

Route and customer acquisition costs consist of the following at September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Cost	$28,535,173	$27,726,239
Accumulated amortization	(14,314,260)	(13,732,433)

Route and customer acquisition costs, net	$14,220,913	$13,993,806

The asset is amortized over the contractual term of the contract. Amortization of route and customer acquisition costs amounted to $2,030,505 and $2,426,888 for nine months ended September 30, 2019 and 2018, respectively.

Note 4. Location Contracts Acquired

Location contracts assets acquired in business combinations are recorded at acquisition at fair value based on an income approach consist of the following at September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Cost	$204,893,836	$147,340,672
Accumulated amortization	(32,483,353)	(21,302,360)

Location contracts acquired, net	$172,410,483	$126,038,312

Amortization of location contracts acquired, included within operating expenses, was $11,180,993 and $8,117,469 for the nine months ended September 30, 2019 and 2018, respectively.

Note 5. Property and Equipment

Property and equipment consists of the following at September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Video game terminals and equipment	$157,640,693	$126,043,160
Amusement and other equipment	15,370,983	12,538,704
Office equipment and furniture	1,893,357	1,827,355
Computer equipment and software	8,046,273	5,092,195
Leasehold improvements	905,846	43,960
Vehicles	8,342,785	7,174,290
Buildings and improvements	9,926,654	9,364,540
Land	910,797	882,797
Construction in progress	1,496,159	1,339,320

Total property and equipment	204,533,547	164,306,321
Less accumulated depreciation and amortization	(90,038,573)	(71,863,973)

Property and equipment, net	$114,494,974	$92,442,348

Depreciation and amortization of property and equipment amounted to $18,664,848 and $15,192,723 for the nine months ended September 30, 2019 and 2018, respectively.

Note 6. Debt

As of January 1, 2018, the Company was party to a Second Amended and Restated Loan and Security Agreement (“Second Amendment”) with most of the same syndicated group of banks in its prior loan agreements which provided for a total loan facility of $210,000,000 and includes term loan availability, contract draw availability, and line of credit availability. On April 10, 2018, the Company entered into a Third Amended and Restated Loan and Security Agreement (“Third Amendment”) with most of the same syndicated group of banks, and increased the loan facility from $210,000,000 to $300,000,000. The Third Amendment extended the agreement maturity date from November 2021 to April 2023. On August 22, 2019, the Company entered into the First Amendment to the Third Amended and Restated Loan and Security Agreement (“Fourth Amendment”) with most of the same syndicated group of banks, and increased the loan facility from $300,000,000 to $380,000,000. This amendment also included changes to borrowing base restrictions, as well as covenant definitions and calculations.

Under the Third Amendment, interest on all credit facilities is payable monthly on unpaid balances at the variable per annum LIBOR rate (2.03% at September 30, 2019) plus an applicable margin, as defined, ranging from 1.70% to 2.50% depending on the ratio of the Company’s Secured Debt to EBITDA, as defined. As of September 30, 2019, the average interest rate was approximately 4.56%. An unused line fee of 0.25% is payable monthly on the difference between the total availability and the average daily balance of the line of credit and the contract draw loan outstanding. There were no changes to interest payments in the Fourth Amendment.

The Third Amendment increased the term loan availability from $90,000,000 to $125,000,000 and requires quarterly principal payments of $3,125,000 through March 31, 2020, $3,906,250 through March 31, 2022, $4,687,500 through March 31, 2023, and the remaining balance due upon maturity in April 2023. The term loan balance at September 30, 2019 and December 31, 2018 was $106,250,000 and $115,625,000, respectively. There were no changes to the term loan in the Fourth Amendment.

The Third Amendment increased the contract draw availability from $65,000,000 to $90,000,000 and changed from a borrowing draw loan to a revolving facility whereby the Company can borrow and repay throughout the term of the agreement with no required loan repayments until maturity in April 2023. The Fourth Amendment increased the contract draw availability from $90,000,000 to $170,000,000. As of September 30, 2019 and December 31, 2018, the contract draw loan balance was $170,000,000 and $67,000,000, respectively. As of September 30, 2019 and December 31, 2018, availability on the contract draw loan was $0 and $23,000,000, respectively.

The Third Amendment increased the maximum line of credit borrowings from $55,000,000 to $85,000,000 subject to a borrowing base which is defined as the sum of 90% of the Company’s vault cash outstanding, as defined; less payables owed to establishment owners, the State of Illinois and the Illinois Gaming Board. Payments can be made on demand at the Company’s election, and are only required if the balance exceeds the lesser of the total line of credit commitment of $85,000,000 or the revolving loan availability. As of September 30, 2019 and December 31, 2018, the line of credit balance was $56,000,000 and $50,000,000, respectively. There were no changes to the line of credit in the Fourth Amendment

Additionally, the Company has the ability to utilize letters of credit. The Company had no outstanding letters of credit as of September 30, 2019 and December 31, 2018.

The credit facilities are collateralized by substantially all assets of the Company and includes defined financial covenants related to leverage, fixed charge and minimum EBITDA.

Unamortized debt issuance costs related to the facilities were $1,393,495 and $1,229,714 as of September 30, 2019 and December 31, 2018, respectively.

Note 7. Business and Asset Acquisitions

2019 Business Acquisitions

Grand River Jackpot

On August 26, 2019, the Company entered into an agreement to acquire all issued and outstanding membership interests in Grand River Jackpot, LLC and subsidiaries (“Grand River”), a terminal operator licensed by the State of Illinois Gaming Board. On September 16, 2019, the Company completed its acquisition of Grand River. Grand River has 2,009 VGTs in over 450 licensed establishments. The Company completed this transaction in order to expand its presence within the State of Illinois.

The acquisition aggregate purchase consideration transferred totaled $114,473,243, which included: i) a cash payment made at closing of $100,000,000; ii) a subsequent cash payment of $7,337,000 for a working capital adjustment and; iii) contingent purchase consideration with an estimated fair value of $7,136,243. The contingent consideration represents two installment payments that are to be paid, up to a maximum amount, as follows: i) $2,500,000 within 30 days following the one-year anniversary of the acquisition closing date and; ii) $7,000,000 within 30 days following the three-year anniversary of the acquisition closing date. These payments are subject to adjustment based on certain performance measures included within the purchase agreement. The estimated fair value was determined based on the Company’s expected probability of future payment, discounted using Grand River’s weighted average cost of capital. The cash payment made at closing and subsequent working capital adjustment payment were both funded with the Company’s existing credit facilities.

The acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values. The areas of the purchase price that are not yet finalized are primarily related to the valuation of location contracts, property and equipment, contingent consideration, and a final adjustment to working capital. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill. The Grand River acquisition resulted in recorded goodwill as a result of a higher consideration multiple paid relative to prior similar acquisitions driven by maturity and quality of the operations and industry, including workforce and corresponding synergies, and is amortizable for income tax purposes. Management plans to integrate the Grand River acquisition into its existing business structure, which is comprised of a single reporting unit.

The following table summarizes the fair value of consideration transferred and the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash paid at closing	$107,337,000
Contingent consideration	7,136,243

Total consideration	$114,473,243

Cash	$8,860,673
Location contracts acquired	54,000,000
Property and equipment:
Video game terminals and equipment	18,000,000
Land	28,000
Buildings	548,000
Vehicles	600,000
Goodwill	34,701,570

Total assets acquired	116,738,243
Accounts payable assumed	(534,000)
Accrued expenses assumed	(1,731,000)

Net assets acquired	$114,473,243

The Company incurred $209,160 in acquisition related costs that are included in other operating expenses within the consolidated statement of operations for the interim period ended September 30, 2019.

The results of operations for Grand River are included in the consolidated financial statements of the Company from the date of acquisition. During the interim period ended September 30, 2019, Grand River’s revenue and net income subsequent to the acquisition date were not material as the acquisition occurred with 14 days remaining in the period.

2019 Asset Acquisition

On September 23, 2019, pursuant to the terms of an asset purchase agreement, the Company purchased from Illinois Gaming Systems, LLC (“IGS”) terminal use agreements and equipment representing the operations of 139 video game terminals in 29 licensed establishments. The Company has accounted for this transaction as an asset acquisition. The purchase consideration consisted of: i) cash payment of $2,420,000 paid at closing and; ii) note payable of $2,244,000 issued at closing. The asset acquisition costs were allocated to the following assets: i) video game terminals and equipment totaling $1,700,000 and; ii) route and customer acquisition costs totaling $2,964,420. The note payable bears interest of 5% and is due in full on March 23, 2020.

2018 Business Acquisitions

The following acquisitions were accounted for as business combinations and results of operations subsequent to the date of acquisition are included in the consolidated statements of income. Location contracts acquired for these acquisitions are amortized over an expected useful life of 10 years. The Company consummated the Skyhigh Gaming and G3 Gaming acquisitions primarily for the purpose of acquiring additional routes from competitors operating in the State of Illinois. The Company consummated the Quad B, Mike’s Amusements and Family Amusement acquisitions primarily to acquire non-gaming amusement equipment and amusement agreements from competitors operating in the State of Illinois.

Quad B

On September 1, 2018, the Company acquired certain assets of B.B.B.B. Inc. (“Quad B”), an Illinois amusement operator. The Company acquired 61 locations that are or are expected to become operational.

Skyhigh Gaming

On August 1, 2018, the Company acquired certain assets of Skyhigh Gaming, LLC (“Skyhigh”), an Illinois licensed terminal operator. The Company initially acquired 23 locations that are or are expected to become operational.

G3 Gaming

On October 16, 2018, the Company acquired certain assets of G3 Gaming, LLC (“G3”), an Illinois licensed terminal operator. The Company initially acquired 87 locations that are or are expected to become operational.

Mike’s Amusements

On October 16, 2018, the Company acquired certain assets of Mike’s Amusements, Inc. (“Mike’s Amusements”), an Illinois amusement operator. The Company initially acquired 73 locations that are or are expected to become operational.

Family Amusement

On October 31, 2018, the Company entered into an agreement to acquire certain assets of Family Amusement, Inc. (“Family Amusement”), an Illinois amusement operator. The Company initially acquired 139 locations that are or are expected to become operational.

The consolidated statements of income include $24,172,074 of revenue and $1,146,727 of net income attributable to operations of the 2018 business combinations for the nine months ended September 30, 2019, respectively, and $1,592,256 of revenue and $58,529 of net income attributable to operations for the nine months ended September 30, 2018, respectively.

Pro Forma Results

The following unaudited pro forma consolidated financial information reflects the results of operations of the Company for the nine month periods ended September 30, 2019 and 2018 as if the acquisitions of Grand River, Quad B, Skyhigh, G3, Mike’s Amusements, and Family Amusement, had occurred as of the beginning of the fiscal year prior to the fiscal year of acquisition, after giving effect to certain purchase accounting adjustments. These amounts are based on available financial information of the acquirees prior to the acquisition dates and are not necessarily indicative of what Company’s operating results would have been had the acquisitions actually taken place at the beginning of the fiscal year prior to the fiscal year of acquisition. This unaudited pro forma information does not project revenues and income before income tax expense post acquisition.

	Nine Months ended	Nine Months ended
	9/30/2019	9/30/2018
Revenues	$345,067,225	$261,505,385
Net income	9,857,503	9,594,788

Consideration Payable

The Company has a contingent consideration payable related to certain locations, as defined, in the respective acquisition agreement which are placed into operation during a specified period after the acquisition date. The fair value of contingent consideration is included in the consideration payable on the consolidated balance sheets as of September 30, 2019 and December 31, 2018. The contingent consideration accrued is measured at fair value on a recurring basis.

Current and long-term portions of consideration payable consist of the following at September 30, 2019 and December 31, 2018:

	September 30, 2019		December 31, 2018
	Current	Long-Term	Current	Long-Term
TAV	$85,378	$1,242,824	$193,835	$1,231,917
Abraham	76,509	—	206,706	—
Fair Share Gaming	434,970	—	1,027,311	—
Family Amusement	463,497	3,047,696	357,095	3,010,736
Skyhigh	1,245,765	3,164,665	550,310	3,971,314
G3	651,837	—	220,626	806,211
Grand River	2,221,505	4,914,738	—	—
IGS	2,324,420	—	—	—

Total	$7,503,881	$12,369,923	$2,555,883	$9,020,178

Note 8. Stockholders’ Equity

The Company from time to time repurchases shares, at its sole discretion, upon request by shareholders. Such repurchases are based on the estimated fair value of the underlying stock at each date of repurchase. Repurchased shares are typically held in treasury for future reissuances.

Warrants

As of September 30, 2019 and December 30, 2018, there were 15,750 and 190,575 shares of warrants outstanding, respectively. During the nine months ended September 30, 2019, 174,825 warrants were exercised for proceeds of $3,111,885.

Treasury Stock

The following presents changes to the Company’s outstanding shares of capital stock, treasury shares and additional paid-in capital for the nine months ended September 30, 2019 and 2018:

				Treasury Shares
	Shares of Class C Preferred Stock Outstanding	Shares of Class B Common Stock Outstanding	Shares of Class A Common Stock Outstanding	Shares of Class C Preferred Stock	Shares of Class B Common Stock	Shares of Class A Common Stock	Total Cost
Balance, December 31, 2017	1,342,904	662,228	451,013	—	—	—	$—
Exercise of common stock options	—	—	8,013	—	—	8,013	480,413
Repurchase of preferred stock	(1,000)	(23,000)	(2,700)	(1,000)	(23,000)	(2,700)	(2,204,933)
Settlement of note receivable issued	—	—	(46,667)	—	—	(46,667)	(3,267,600)
Receipt of stock previously issued	—	—	(3,956)	—	—	(3,956)	(399,279)

Balance, September 30, 2018	1,341,904	639,228	405,703	(1,000)	(23,000)	(45,310)	$(5,391,399)

Balance, December 31, 2018	1,340,204	639,228	402,245	(2,700)	(23,000)	(50,623)	$(5,832,019)
Exercise of common stock options	—	—	16,558	—	—	16,558	84,680

Exercise of warrants	174,825	—	—	2,700	—	—	226,700

Balance, September 30, 2019	1,515,029	639,228	418,803	—	(23,000)	(34,065)	$(5,520,639)

Note 9. Stock-based Compensation

The Company grants various types of stock-based awards including stock options. Stock compensation awards granted are valued on the date of grant and are expensed over the required service period.

The Company previously adopted the 2011 Equity Incentive Plan of Accel Entertainment, Inc., and in 2016 the Company adopted the 2016 Equity Incentive Plan of Accel Entertainment, Inc. (collectively, “the Plans”).

Stock-based compensation expense, which pertains to the Company’s stock options and other equity awards, was $383,265 and $413,858 for the nine months ended September 30, 2019 and 2018, respectively, and is included within the unaudited consolidated statements of income under “General and administrative.”

Note 10. Income Taxes

The Company recognized income tax expense of $2,750,496 and $3,153,710 during the nine months ended September 30, 2019 and 2018, respectively.

The Company calculates the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate to its year-to-date pretax book income or loss. The effective tax rate (income taxes as a percentage of income before income taxes) was 29.0% and 26.0% for the nine months ended September 30, 2019 and 2018, respectively. The Company’s effective income tax rate can vary from period to period depending on, among other factors, the business mix of our earnings, and the level of our tax credits.

Note 11. Related-Party Transactions

From time to time the Company enters into stock buy-back and cashless option conversion transactions in exchange for non-recourse stockholder notes for certain officers and employees of the Company. As of September 30, 2019 and December 31, 2018, stockholder notes receivable were $1,373,779 and $1,462,779, respectively. The notes mature at various dates through October 2023 and bear interest at rates from 4% to 5%. These notes are accounted for as outstanding options until the notes are repaid. In conjunction with a business combination further described in Note 15, in November 2019, these balances were paid in full to the Company.

As of September 30, 2019 and December 31, 2018, an officer and shareholder owes the Company $502,894 for federal taxes paid by the Company on the shareholder’s behalf. This balance is recorded within other current assets on the interim consolidated balance sheets. In October 2019, this balance was paid in full to the Company.

Subsequent to the Company’s acquisition of Fair Share Gaming and G3, the sellers became employees of the Company. Consideration payable to the Fair Share Gaming seller was $434,970 and $1,027,311 as of September 30, 2019 and December 31, 2018, respectively. Payments of consideration payable under the acquisition agreement were $592,340 and $0 for the nine months ended September 30, 2019 and 2018, respectively. Consideration payable to the G3 sellers was $651,837 and $1,026,837 as of September 30, 2019 and December 31, 2018, respectively. Payments of consideration payable under the acquisition agreement were $375,000 and $0 for the nine months ended September 30, 2019 and 2018, respectively. Subsequent to the Fair Share Gaming acquisition, the seller of Fair Share Gaming joined the Company’s Board of Directors.

The Company engaged Much Shelist, P.C. (“Much Shelist”) as its legal counsel for its general legal and business matters. An attorney at Much Shelist is a related party to management of the Company. Legal fees, which are included in general and administrative expenses within the consolidated statements of income, were $383,594 and $179,255 for the nine months ended September 30, 2019 and 2018, respectively.

Throughout the third quarter of 2019, one of the Company’s Class A Common Stockholders made payments on behalf of the Company directly to the Company’s independent registered public accounting firm for services rendered to the Company during the same period totaling $2,891,354. Such amounts are included as a component of other expenses in the Company’s consolidated income statement and contributed capital in the consolidated statement of stockholders’ equity.

Note 12. Earnings Per Share

As of September 30, 2019, the Company has Class A Common shares, Class B Common shares, Class C Preferred shares and Class D Preferred shares outstanding. According to the Articles of Incorporation amended in March 2016, all four classes of shares have the same rights to the Company’s earnings. None of the shares have any prior or senior rights to dividends to other shares.

Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of Class A, Class B, Class C and Class D shares outstanding during the period. Diluted EPS is computed based on the weighted average number of shares plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options for Class A Common shares and warrants for Class C Preferred shares.

The components of basic and diluted EPS were as follows:

(In thousands, except earnings per share)
	Nine months Ended September 30,
	2019	2018
Net income	$6,724,504	$8,953,001
Net income attributable to preferred shareholders	4,649,027	6,090,032

Net income attributable to common shareholders	$2,075,477	$2,862,969

Weighted average outstanding shares of Class A Common shares	411,214	416,056
Weighted average outstanding shares of Class B Common shares	639,228	659,099
Weighted average outstanding shares of Class C Preferred shares	1,408,045	1,342,117
Weighted average outstanding shares of Class D Preferred shares	944,925	944,925

Total shares for basic EPS	3,403,412	3,362,198

Dilutive Shares
Dilutive effect of stock-based awards for Class A Common shares	64,735	97,283
Dilutive effect of stockholder notes receivable for Class A Common shares	53,912	13,274
Dilutive effect of warrants for Class C Preferred shares	85,735	146,948
Weighted average outstanding shares of Class A Common shares	529,861	526,614
Weighted average outstanding shares of Class B Common shares	639,228	659,099
Weighted average outstanding shares of Class C Preferred shares	1,493,780	1,489,065
Weighted average outstanding shares of Class D Preferred shares	944,925	944,925

Total shares for dilutive EPS	3,607,794	3,619,703

Basic earnings per share
Class A Common	$1.98	$2.66
Class B Common	1.98	2.66
Class C Preferred	1.98	2.66
Class D Preferred	1.98	2.66

Diluted earnings per share
Class A Common	$1.86	$2.47
Class B Common	1.86	2.47
Class C Preferred	1.86	2.47
Class D Preferred	1.86	2.47

Anti-dilutive stock-based awards excluded from the calculations of diluted EPS were 5,300 and 11,250 shares of stock options as of and for the nine months ended September 30, 2019 and 2018, respectively.

Note 13. Commitments and Contingencies

Lawsuits and claims are filed against the Company from time to time in the ordinary course of business, including related to employment of professional and non-compete clauses and agreements. These actions are in various stages, and no judgments or decisions have been rendered. Management, after reviewing matters with legal counsel, believes that the outcome of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

On July 2, 2019 Illinois Gaming Investors, LLC filed a lawsuit against the Company. The lawsuit alleges that a current employee of the Company violated his non-competition agreement with Illinois Gaming Investors, LLC, and together with the Company, wrongfully solicited prohibited licensed video gaming locations. The lawsuit on its face seeks damages of $10,000,000. The Company is in the process of defending this lawsuit, and has not accrued any amounts as losses related to this suit are not probable or reasonably estimable.

Note 14. Investment in Convertible Note

On July 19, 2019, the Company entered into an agreement to purchase up to $30,000,000 in convertible promissory notes that bear interest at 3% per annum from another terminal operator. The notes mature six months following the satisfaction of administrative conditions. At closing, the Company purchased a $5,000,000 note which is subordinated to the terminal operator’s credit facility. The Company has classified this investment as available for sale. The carrying amount of the investment in convertible note approximates the fair value, in all material respects, as of September 30, 2019 due to the relatively limited passage of time from the original purchase date, the short term maturity of the note and the illiquid nature of an investment in a private entity. On October 11, 2019, the Company purchased a $25,000,000 note which is subordinated to the terminal operator’s credit facility. The Company has the option of converting the notes to common stock of the terminal operator prior to the maturity date.

Note 15. Subsequent Events

On November 20, 2019 (the “Closing Date”), Accel Entertainment, Inc. (f/k/a TPG Pace Holdings Corp.), a Delaware corporation (“New Pace”), consummated a business combination pursuant to that certain Transaction Agreement, dated as of June 13, 2019 (as amended on July 22, 2019 and October 3, 2019 and as it may further be amended from time to time, the “Transaction Agreement”), by and among New Pace, each of the shareholders (“Sellers”) of Accel Entertainment, Inc., an Illinois corporation (“Accel”). Pursuant to the Transaction Agreement and in connection therewith, New Pace acquired, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel (the “Accel Stock”) held by the Sellers (the “Stock Purchase”); and, following the closing of the Stock Purchase, Accel merged with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New Pace (“NewCo”), with NewCo surviving such merger (the “Merger” and, together with the other transactions contemplated by the Transaction Agreement, the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), TPG Pace Holdings Corp. changed its name to Accel Entertainment, Inc.

The consideration paid to holders of Accel Stock in connection with the Business Combination and subject to the terms and conditions of the Transaction Agreement, consisted of a mix of consideration comprised of cash consideration equal to the number of shares of Accel Stock for which such holder of Accel Stock made a cash election multiplied by $177 per share (the “Purchase Price”) and share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such holder of Accel Stock did not make a cash election multiplied by an exchange ratio calculated by dividing the Purchase Price by the Public Share Value. In addition, each holder of Accel Stock that made a Cash Election with respect to less than 70% of its shares of Accel Stock received its pro rata share, with such pro rata share to be determined with reference to a number of shares equal to 70% of such holder’s shares of Accel Stock less the number of shares of Accel Stock with respect to which such holder made a cash election, of 2,444,444 New Pace Warrants, subject to the conditions set forth in the New Pace Warrant Agreement and 3,000,000 Class A-2 Shares, subject to the conditions set forth in a restricted stock agreement.

In connection with the Business Combination, Accel repurchased approximately 36,157 shares of its stock from certain employees, directors and officers at a repurchase price of $177 per share in order to facilitate (i) the repayment of existing loans to Accel’s executive officers, (ii) the exercise of vested options and (iii) funding any resulting tax obligations from the exercise of such vested options.

On November 13, 2019, in order to refinance Accel’s existing credit facility, for working capital and other general purposes from time to time, and, if required, to facilitate the Closing of the Business Combination, NewCo entered into a credit agreement (the “Credit Agreement”) among NewCo, as borrower, on and after the transactions on the Closing Date, Accel Entertainment, LLC, as a guarantor, the banks, financial institutions and other lending institutions from time to time party thereto, as lenders, the other parties from time to time party thereto and Capital One, National Association, as administrative agent (in such capacity, the “Agent”), collateral agent, issuing bank and swingline lender, providing for (i) a $100.0 million revolving credit facility, including a letter of credit facility with a $10.0 million sublimit and a swing line facility with a $10.0 million sublimit, (ii) a $240.0 million initial term loan facility and (iii) a $135.0 million additional term loan facility.

The obligations under the Credit Agreement will be guaranteed by the post-Business Combination Company, as holdings, and all existing wholly-owned domestic subsidiaries of Accel, subject to certain exceptions (collectively, the “Guarantors”). The obligations under the Credit Agreement are secured by substantially all of assets of NewCo and the Guarantors, subject to certain exceptions. Certain future-formed or acquired wholly owned domestic subsidiaries of Accel will also be required to guarantee the Credit Agreement and grant a security interest in substantially all of their assets (subject to certain exceptions) to secure the obligations under the Credit Agreement.

Borrowings under the Credit Agreement bear interest, at NewCo’s option, at a rate per annum equal to either (a) the adjusted LIBOR rate (“LIBOR”) (which cannot be less than zero) for interest periods of 1, 2, 3 or 6 months (or if consented to by (i) each applicable Lender, 12 months or any period shorter than 1 month or (ii) the Agent, a shorter period necessary to ensure that the end of the relevant interest period would coincide with any required amortization payment ) plus the applicable LIBOR margin or (b) the alternative base rate (“ABR”) plus the applicable ABR margin. ABR is a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1?2 of 1.0%, (ii) the prime rate announced from time to time by Capital One, National Association and (iii) LIBOR for a 1-month Interest Period on such day plus 1.0%. The Credit Agreement also includes provisions for determining a replacement rate when LIBOR is no longer available.

Interest is payable quarterly in arrears for ABR loans, at the end of the applicable interest period for LIBOR loans (but not less frequently than quarterly) and upon the prepayment or maturity of the underlying loans. NewCo is required to pay a commitment fee quarterly in arrears in respect of unused commitments under the revolving credit facility and the additional term loan facility. Additionally, NewCo is required to pay an upfront fee with respect to any funded additional term loans.

The applicable LIBOR and ABR margins and the commitment fee rate are calculated based upon the first lien net leverage ratio of NewCo and its restricted subsidiaries on a consolidated basis, as defined in the Credit Agreement. Until the delivery of the initial financial statements under the Credit Agreement, the revolving loans and term loans bear interest, at the option of NewCo, at either (a) ABR plus a margin of 1.25% or (b) LIBOR plus a margin of 2.25%.

The additional term loan facility is available for borrowings until the first anniversary of the Closing Date. Each of the revolving loans and the term loans mature on the fifth anniversary of the Closing Date.

The term loans and, once drawn, the additional term loans will amortize at an annual rate equal to approximately 5.00% per annum. Upon the consummation of certain non-ordinary course asset sales, NewCo may be required to apply the net cash proceeds thereof to prepay outstanding term loans and additional term loans. The loans under the Credit Agreement may be prepaid without premium or penalty, subject to customary LIBOR “breakage” costs.

The Credit Agreement contains certain customary affirmative and negative covenants and events of default, and requires NewCo and certain of its affiliates obligated under the Credit Agreement to make customary representations and warranties in connection with credit extensions thereunder.

In addition, the Credit Agreement requires NewCo to maintain (a) a ratio of consolidated first lien net debt to consolidated EBITDA no greater than 4.50 to 1.00 and (b) a ratio of consolidated EBITDA to consolidated fixed charges no less than 1.20 to 1.00, in each case, tested as of the last day of each full fiscal quarter ending after the Closing Date and determined on the basis of the four most recently ended fiscal quarters of NewCo for which financial statements have been delivered pursuant to the Credit Agreement, subject to customary “equity cure” rights.

If an event of default (as such term is defined in the Credit Agreement) occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, termination of the lenders’ commitments thereunder, foreclosure on collateral, and all other remedial actions available to a secured creditor. The failure to pay certain amounts owing under the Credit Agreement may result in an increase in the interest rate applicable thereto.

Accel filed a lawsuit on October 7, 2019 in the Circuit Court of Cook County against Jason Rowell and other parties related to Mr. Rowell’s breaches of his non-compete agreement with Accel. Accel alleged that Mr. Rowell and a competitor were working together to interfere with Accel’s customer relationships. That lawsuit, which seeks equitable relief and legal damages, has not yet been served. On November 7, 2019, Mr. Rowell filed a lawsuit in the Circuit Court of Cook County against Accel alleging that he had not received certain equity interests in Accel to which he was allegedly entitled under his agreement. Although Accel has not yet been served with this lawsuit, Accel intends to defend itself against the allegations. Accel does not have a present estimate regarding the potential damages, nor does it believe any payment of damages is probable, and, accordingly, has established no reserves relating to these matters.